UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. _)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

LITHIA MOTORS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Supplement to Definitive Proxy Statement for Annual Meeting of Shareholders to be held on April 29, 2021
This proxy statement supplement, dated April 2, 2021 (the “Proxy Supplement”), updates and amends our definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 16, 2021, regarding the 2021 Annual Meeting of Shareholders of Lithia Motors, Inc. (the “Annual Meeting”) to be held on April 29, 2021 at 8:30 a.m. Pacific Daylight Time virtually through an audio webcast, accessible at www.virtualshareholdermeeting.com/LAD2021. As a reminder, to participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
Except as updated or supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting.
The purpose of this Proxy Supplement is to update the Proxy Statement to inform you that the New York Stock Exchange has classified Proposal 4, the proposal to approve an amendment and restatement of our Restated Articles of Incorporation to eliminate references to our class B common stock, class A common stock and series M preferred stock, and to reclassify our class A common stock as common stock, as a “routine” matter. Page 59 of the Proxy Statement stated that brokers would not have discretionary voting authority on Proposal 4. However, as a result of the classification of the proposal as “routine” by the NYSE, you are advised that brokers will have discretionary voting authority to vote your shares on Proposal 4 without having received voting instructions from you.
This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.
This supplemental information should be read in conjunction with the definitive Proxy Statement, which should be read in its entirety.